Exhibit 99.1

Contacts:	Kristin Southey
Senior Vice President, Investor Relations
(310) 255-2635
ksouthey@activision.com

Maryanne Lataif
Senior Vice President, Corporate Communications
(310) 255-2704
mlataif@activision.com

FOR IMMEDIATE RELEASE

ACTIVISION BLIZZARD’S MARCH QUARTER 2010 FINANCIAL PERFORMANCE TRACKING AHEAD OF PRIOR OUTLOOK

Company Raises Earnings Per Share Outlook for Calendar Year

Performance Driven by Blizzard Entertainment’s World of Warcraft® and Activision’s Call of Duty®

Santa Monica, CA — April 15, 2010 — Activision Blizzard (Nasdaq: ATVI) announced today that its March quarter 2010 GAAP and non-GAAP net revenues and earnings per share are tracking ahead of the company’s prior outlook.

On February 10, 2010, the company provided an outlook for the March quarter of $1.1 billion in GAAP net revenues and GAAP earnings per diluted share of $0.20.  On a non-GAAP basis, the company provided an outlook of $525 million in net revenues and earnings per diluted share of $0.02.(1)

“We are tracking ahead of our March quarter outlook due to strong global demand for Blizzard Entertainment’s World of Warcraft® and Activision’s Call of Duty: Modern Warfare® 2,” stated Robert Kotick, CEO, Activision Blizzard.  “We benefitted from the record breaking launch of the Call of Duty: Modern Warfare 2 map pack, which was previously expected to launch in the June quarter.  Additionally, certain operating expenses previously planned for the March quarter will now be incurred in the June quarter.”

Kotick continued, “It is always helpful to begin a year with great momentum; however, we remain cautious about the economy and consumer spending and the fact

(1) For a reconciliation of the non-GAAP outlook provided in February 2010 to the equivalent GAAP measures, see Activision Blizzard’s February 10, 2010 press release.

that the majority of our games are not expected to launch until the fall.  The company now expects GAAP diluted earnings per share of $0.49 and non-GAAP diluted earnings per share of $0.72 as compared to its prior outlook of $0.47 and $0.70 respectively.”(2)

Activision Blizzard expects to announce its March quarter 2010 financial results on May 6, 2010.

Headquartered in Santa Monica, California, Activision Blizzard, Inc. is a worldwide online, PC and console game publisher with leading positions across every major category of the rapidly growing interactive entertainment software industry.

Activision Blizzard maintains operations in the U.S., Canada, the United Kingdom, France, Germany, Ireland, Italy, Sweden, Spain, Norway, Denmark, the Netherlands, Russia, Australia, China, South Korea and the region of Taiwan.  More information about Activision Blizzard and its products can be found on the company’s website, www.activisionblizzard.com.

Non-GAAP Financial Measures:  Management believes that the presentation of the non-GAAP financial measures included in this press release provides investors with additional useful information to measure Activision Blizzard’s financial and operating performance because they facilitate comparison of operating performance between periods and help investors to better understand the Activision Blizzard’s operating results.  Internally, management uses these non-GAAP financial measures in assessing the company’s operating results, as well as in planning and forecasting.

Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  Activision Blizzard recognizes that there are limitations associated with the use of its non-GAAP financial measures.  Activision Blizzard’s non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles, and they do not have a standardized meaning.  Therefore, other companies may use the same or similarly named measures, but exclude different items, which may not provide investors a comparable view of Activision Blizzard’s performance in relation to other companies.  For a further discussion of Activision Blizzard’s use of non-GAAP financial measures, see the February 10, 2010 press release.

Cautionary Note Regarding Forward-looking Statements:  Information in this press release that involves Activision Blizzard’s expectations, plans, intentions or strategies regarding the future, including financial forecasts, are forward-looking statements that are not facts and involve a number of risks and uncertainties.  Activision Blizzard generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming” and similar expressions to identify forward-looking statements.  Factors that could cause Activision Blizzard’s actual future results to differ materially from those expressed in the forward-looking

(2) The company’s outlook for non-GAAP diluted earnings per share excludes the expected impacts of the change in deferred net revenues and related cost of sales ($0.10 per share), stock based compensation ($0.07 per share), and the amortization of intangible assets ($0.06 per share).

statements set forth in this release include, but are not limited to, sales levels of Activision Blizzard’s titles, shifts in consumer spending trends, the impact of the current macroeconomic environment, the seasonal and cyclical nature of the interactive game market, any further difficulties related to World of Warcraft in China, Activision Blizzard’s ability to predict consumer preferences among competing hardware platforms, declines in software pricing, product returns and price protection, product delays, retail acceptance of Activision Blizzard’s products, competition from the used game market, adoption rate and availability of new hardware (including peripherals) and related software, industry competition and competition from other forms of entertainment, rapid changes in technology, industry standards and consumer preferences including interest in specific genres such as music, first-person action and massively multiplayer online games, protection of proprietary rights, litigation against Activision Blizzard, maintenance of relationships with key personnel, customers, licensees, licensors, vendors and third-party developers, including the ability to attract, retain and develop key personnel and developers that can create high quality “hit” titles, counterparty risks relating to customers, licensees, licensors and manufacturers, domestic and international economic, financial and political conditions and policies, foreign exchange rates and tax rates, and the identification of suitable future acquisition opportunities, and the other factors identified in the risk factors sections of Activision Blizzard’s most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.  The forward-looking statements in this release are based upon information available to Activision Blizzard as of the date of this release, and Activision Blizzard assumes no obligation to update any such forward-looking statements.  Forward-looking statements believed to be true when made may ultimately prove to be incorrect.  These statements are not guarantees of the future performance of Activision Blizzard and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

###